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                                                                   Exhibit 10(p)

                           DIRECTORS RETIREMENT POLICY


         Effective July 13, 1995, the Humana Inc. Directors Retirement Policy shall be as follows: Each director of the Company shall not stand for re-election after his or her 73rd birthday.

         Any retiring non-employee director, who has served at least ten years on Humana's Board of Directors, shall receive the full basic retainer fee in effect at the time of his or her retirement. For service less than ten years, the basic retainer fee shall be multiplied by a fraction (not to exceed one), the numerator of which is such retiring director's years of service with the Company's Board and the denominator of which is ten. The full or pro-rated basic retainer fee shall be the retiring director's retirement benefit until the death of such retired director ("Director Retirement Benefit"). The retiring director may choose, at the time of his/her retirement, as to the form of payment between a regular monthly payment during his/her lifetime or a joint survivor annuity payment.

         In addition, a retired director shall be eligible to participate in the Company's matching charitable contributions program. For so long as the program exists or until death, each retired director shall be eligible for annual matching contributions of up to 50% of his or her Directors Retirement Benefit.